Exhibit 99.4(b)


CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================


SUMMARY OF TERMS AND CONDITIONS
- --------------------------------------------------------------------------------


Borrower          Bruno's, Inc., an Alabama corporation (the "Borrower").

Merger BI Associates L.P., a Delaware limited partnership (the "Partnership") controlled by Kohlberg Kravis Roberts & Co. ("KKR"), has formed Crimson Acquisition Corp., an Alabama corporation ("Sub"), as a wholly owned subsidiary of the Partnership. The Partnership will make capital contributions to Sub as common equity in an aggregate cash amount of not less than $250,000,000 and Sub will merge with and into the Borrower in a transaction (the "Merger") in which (a) the pre-Merger shareholders of the Borrower will receive cash in an aggregate amount of $880,000,000 and approximately 17% of the post-Merger common stock of the Borrower, (b) the Partnership will receive approximately 83% of the post-Merger common stock of the Borrower and (c) the Borrower will be the surviving corporation in the Merger. The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of April 20, 1995, as amended as of May 18, 1995 (the "Merger Agreement"), between Sub and the Borrower.

Facilities        Term Facilities:  Senior Secured Tranche A Term Loan
                  ---------------
                  Facility in an aggregate principal amount of $325,000,000
                  (the "Tranche A Facility"); Senior Secured Tranche B Term
                  Loan Facility in an aggregate principal amount of $75,000,000 (the "Tranche B Facility"); Senior Secured
                  Tranche C Term Loan Facility in an aggregate principal amount of $75,000,000 (the "Tranche C Facility"); and
                  Senior Secured Tranche D Term Loan Facility in an aggregate principal amount of $75,000,000 (the "Tranche D
                  Facility" and, together with the Tranche A Facility, the Tranche B Facility and the Tranche C Facility, the "Term
                  Facilities").

                  Revolving Facility:  Senior Secured Revolving Credit
                  -------------------
                  Facility in an aggregate principal amount of $100,000,000 (the "Revolving Facility" and, together with the Term Facilities, the "Facilities"). Up to $50,000,000 of the Revolving Facility will be available in the form of letters of credit.

                  In connection with the Revolving Facility, Chemical Bank ("Chemical") will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to $25,000,000. Any such swingline loans will reduce availability on the Revolving Facility on a dollar-for-dollar basis. Each Lender (as defined below) under the Revolving Facility will, promptly upon request by Chemical, fund to Chemical its pro rata share of any swingline borrowings.

Agent Chemical will act as sole administrative agent and collateral agent (collectively, the "Agent") for a syndicate of financial institutions reasonably satisfactory to Chemical and the Borrower (the "Lenders"), and will perform the duties customarily associated with such roles.


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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================


Arranger Chemical Securities Inc. will act as sole arranger for the Facilities (the "Arranger"), and will perform the duties customarily associated with such role.

Purpose The proceeds of the Term Facilities will be used to finance the amounts payable by the Borrower in the Merger and to refinance certain existing debt of the Borrower.

                  The proceeds of loans under the Revolving Facility will be used (a) to finance amounts payable by the Borrower in the Merger, (b) to refinance certain existing debt of the Borrower, (c) to pay expenses in connection with the transactions contemplated hereby and (d) for general corporate purposes (including the payment in the fifth year after the Closing Date of accreted discount with respect to the Discount Debentures (as defined below)).

                  Letters of credit will be used by the Borrower for general corporate purposes.

Availability      Loans under the Term Facilities will be available on the
                  date of payment of the consideration to be paid in connection with the consummation of the Merger (the
                  "Closing Date").  Amounts borrowed under the Term
                  Facilities that are repaid or prepaid may not be reborrowed.

                  Loans under the Revolving Facility will be available on and after the Closing Date and prior to the maturity of such Facility. Amounts repaid under the Revolving Facility may be reborrowed.

Default Rate      Overdue principal and, to the extent permitted by
                  applicable law, overdue interest will bear interest at the applicable interest rate plus 2% per annum.

Letters of
Credit Letters of credit under the Revolving Facility will be issued by Chemical or one of its affiliates or by one or more other fronting banks satisfactory to the Borrower and Chemical (each of the foregoing, a "Fronting Bank"). Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance and
                  (b) the fifth business day prior to the final maturity of the Revolving Facility.

                  Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Fronting Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Fronting Bank pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

                  The issuance of all letters of credit shall be subject to the reasonable and customary procedures of the Fronting Bank.


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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================


Final Maturity    A.  Tranche A Facility
                      ------------------
and
Amortization      The Tranche A Facility will mature on the date that is
                  six years and six months after the Closing Date. The
                  Tranche A Facility will amortize (a) in the amount of $25,000,000 on the date that is twelve months after the Closing Date, (b) in the amount of $25,000,000 on the date that is twenty-four months after the Closing Date and (c) in equal semi-annual installments totaling
                  $40,000,000 in the third year, $50,000,000 in the fourth year, $75,000,000 in each of the fifth and sixth years and $35,000,000 in the final six months.

                  B. Tranche B Facility
                     ------------------

                  The Tranche B Facility will mature on the date that is seven years and six months after the Closing Date. The Tranche B Facility will amortize in equal semi-annual installments totaling $1,000,000 in each of the first six years and $69,000,000 during the final 18 months.

                  C. Tranche C Facility
                     ------------------

                  The Tranche C Facility will mature on the date that is eight years and six months after the Closing Date. The Tranche C Facility will amortize in equal semi-annual installments totaling $1,000,000 in each of the first seven years and $68,000,000 during the final 18 months.

                  D. Tranche D Facility
                     ------------------

                  The Tranche D Facility will mature on the date that is nine years and six months after the Closing Date. The Tranche D Facility will amortize in equal semi-annual installments totaling $1,000,000 in each of the first eight years and $67,000,000 during the final 18 months.

                  E.  Revolving Facility
                  ----------------------

                  The Revolving Facility will mature on the date that is six years and six months after the Closing Date.

Guarantees        All obligations of the Borrower under the Facilities will
                  be unconditionally guaranteed by each existing and subsequently acquired or organized United States subsidiary of the Borrower.

Security The Facilities and the related Guarantees will be secured by a perfected first priority pledge of and security interest in all the common stock owned by the Borrower in each existing and subsequently acquired or organized direct United States subsidiary of the Borrower (collectively, the "Collateral").

                  All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agent, and none of the Collateral shall be subject to any other pledges or security interests.

Interest Rates    As set forth on Annex I hereto.


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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================

and Fees

Mandatory         Loans under the Term Facilities shall be prepaid with
Prepayments       (a) 100% of the net cash proceeds (net of amounts
                  reinvested in the business of the Borrower within one year of the receipt thereof and net of selling expenses and taxes, including, in the case of taxes, estimated taxes) of certain non-ordinary-course asset sales or other dispositions of property by the Borrower and its subsidiaries, subject to certain exceptions to be agreed upon, (b) 50% of excess cash flow (to be defined) and
                  (c) 100% of the net proceeds of issuances of certain debt obligations of the Borrower and its subsidiaries.

                  The above-described mandatory prepayments shall be allocated among the Term Facilities pro rata, except that, so long as any loans are outstanding under the Tranche A Facility, (a) each Lender under the Tranche B Facility, the Tranche C Facility and the Tranche D Facility will have the right to refuse any such prepayment, (b) 50% of any prepayment so refused shall be applied to prepay the Tranche A Facility and (c) the remainder of any prepayment so refused may be retained by the Borrower. Within the Tranche A Facility, prepayments shall be applied (a) first, to any remaining installments of loans under the Tranche A Facility occurring within the 24-month period following the date of such prepayment and (b) thereafter, pro rata to the remaining installments of loans under the Tranche A Facility. Within each Term Facility other than the Tranche A Facility, prepayments shall be applied pro rata to the remaining installments of loans under such Term Facility.

Voluntary
Prepaments/
Reductions in
Commitments       Borrowings under the Term Facilities will be permitted to
                  be prepaid in whole or in part at the option of the Borrower, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period. All voluntary prepayments under the Term Facilities will be allocated among the Term Facilities (and to installments of loans under each Term Facility) in such manner as the Borrower may direct.

                  Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Revolving Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of Lenders' actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations
and Warranties    Usual for facilities and transactions of this type.

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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================

Conditions
Precedent
to Initial
Borrowing         Usual for facilities and transactions of this type, those
                  specified below and others to be reasonably specified by Chemical, including but not limited to: delivery of satisfactory legal opinions, audited financial statements for the fiscal period ended July 2, 1994, and other financial information to be agreed upon with respect to the Borrower; first-priority perfected security interests in the Collateral; accuracy of representations and warranties in all material respects; absence of material defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority;
                  compliance with material applicable laws and regulations
                  (including but not limited to ERISA, margin regulations and environmental laws); absence of material adverse change in the business, assets, operations, properties, financial condition or prospects of the Borrower and its subsidiaries, taken as a whole, since July 2, 1994;
                  payment of fees and expenses; and obtaining of satisfactory insurance.

                  The Partnership shall have made, or shall make simultaneously with the closing of the Facilities, the equity contributions described above under the caption "Merger".

                  The Merger Agreement shall not have been amended after the date hereof in any material respect that is, in the reasonable judgment of the Agent, adverse to the interests of the Lenders. The Merger shall be consummated simultaneously with the closing of the Facilities in accordance in all material respects with applicable law and the Merger Agreement, and the Lenders shall be reasonably satisfied with the capitalization, structure and equity ownership of the Borrower and its subsidiaries (it being agreed that the capitalization, structure and ownership contemplated hereby are satisfactory).

                  The Borrower shall have received gross proceeds of not less than (a) $250,000,000 from the sale at par of its subordinated notes (the "Cash-Pay Notes") and
                  (b) $100,000,000 from the sale at par of its subordinated discount debentures (the "Discount Debentures" and, together with the Cash-Pay Notes, the "Subordinated Notes"). The terms of the Subordinated Notes shall be reasonably satisfactory to the Lenders.

                  After giving effect to the Merger and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness other than (a) the loans and other extensions of credit under the Facilities, (b) the Subordinated Notes and (c) other indebtedness in an amount and on terms reasonably satisfactory to the Lenders.

                  The Lenders shall have received a pro forma closing balance sheet of the Borrower consistent in all material respects with the projections previously furnished to the Lenders.

                  The Lenders shall be reasonably satisfied as to the amount and nature of any material environmental and employee health and safety exposures to which the Borrower and its subsidiaries may be subject and the plans of the Borrower with respect thereto.


                                    10-5

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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================

                  The Lenders shall have received from a valuation firm reasonably satisfactory to the Lenders a letter in form and substance reasonably satisfactory to the Lenders confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Merger and the consummation of the other transactions contemplated hereby.

                  All requisite material governmental authorities and third parties shall have approved or consented to the Merger and the other transactions contemplated hereby to the extent required, and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Merger or the other transactions contemplated hereby.

Conditions to
Each Borrowing
and Issuance
of a Letter
of Credit         Borrowings and issuances of letters of credit under the
                  Facilities shall be subject to the conditions precedent that (a) the representations and warranties set forth in the credit agreement relating to the Facilities (the
                  "Credit Agreement") shall be true and correct in all material respects on and as of the date of such borrowing or issuance and (b) no default or event of default shall have occurred and be continuing on the date of such borrowing or issuance.

Affirmative
Covenants         Usual for facilities and transactions of this type (to be
                  applicable to the Borrower and its subsidiaries), consisting of: maintenance of corporate existence and rights; delivery of annual audited financial statements, other financial information and notices of default under the Facilities and material litigation; maintenance of properties in good working order; maintenance of customary insurance; compliance with laws (including but not limited to ERISA and environmental laws); inspection of books and properties; use of proceeds; transactions with affiliates; payment of taxes; and maintenance of line of business; and maintenance of fiscal year (it being understood that the Borrower will be permitted to change its fiscal year in accordance with procedures to be set forth in the Credit Agreement).

Negative
Covenants         Usual for facilities and transactions of this type (to be
                  applicable to the Borrower and its subsidiaries), consisting of: limitations on dividends on capital stock;
                  limitations on liens; limitations on loans and investments; limitations on debt; limitations on capital expenditures; limitations on mergers, acquisitions and asset sales; limitations on any prepayment, redemption or repurchase of subordinated indebtedness (with an exception permitting the payment of accreted discount with respect to the Discount Debentures during the fifth year following the Closing Date).

                  The Credit Agreement will permit the Borrower to repurchase or redeem Cash-Pay Notes, Discount Debentures or other subordinated indebtedness having an aggregate repurchase or redemption price not in excess of 50% of the proceeds of any issuance of equity securities by the Borrower.


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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================

Selected
Financial
Covenants         Usual for facilities and transactions of this type,
                  including but not limited to a maximum leverage ratio and two minimum interest coverage ratios to be determined
                  (definitions to be agreed upon), it being understood that at least one of the interest coverage ratios will be calculated by including rental payments under operating leases.

Events of
Default Usual for facilities and transactions of this type, consisting of nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default, bankruptcy, material judgments, ERISA, actual or asserted invalidity of material guarantee documents or security documents and Change in Control (as defined below).

                  The definition of the term "Change of Control" shall be agreed upon and set forth in the Credit Agreement, but shall include (a) the failure of KKR and its affiliates at any time to own, beneficially and of record, at least 50% of the outstanding voting stock of the Borrower (other than as the result of one or more public offerings of common stock of the Borrower, whether by the Borrower or by KKR and its affiliates), (b) the ownership by any person or group (other than KKR and its affiliates) at any time of a greater percentage of the outstanding voting stock of the Borrower than KKR and its affiliates own at such time and (c) the occurrence of certain changes to be agreed upon in the composition of the Board of Directors of the Borrower during any two-year period.

Voting Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to any increase in the aggregate commitment of any Lender, any forgiveness of principal or reduction in stated interest rate and extensions of scheduled final maturity and (b) the Credit Agreement will contain provisions for class voting in certain circumstances.

Cost and Yield
Protection        Usual for facilities and transactions of this type.


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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================

Assignments and
Participations    The Lenders will be permitted to assign loans, notes and
                  commitments to other financial institutions in each case with the consent of the Borrower, not to be unreasonably withheld (except that no such consent will be required for assignments to Lenders (or, so long as no increased costs to the Borrower result therefrom, their affiliates) or any Federal Reserve Bank). Each such assignment will be in a minimum amount of (a) $10,000,000 in the case of the Revolving Facility and the Tranche A Facility and
                  (b) $5,000,000 in the case of the Tranche B Facility, the Tranche C Facility and the Tranche D Facility. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Facilities.

                  The Lenders will be permitted to participate loans, notes and commitments without restriction to other financial institutions. Voting rights of participants will be limited to matters in respect of (a) forgiveness of principal or reduction in stated interest rate and
                  (b) extensions of scheduled final maturity.

Expenses and
Indemnification   Except as otherwise agreed upon in writing, all
                  reasonable out-of-pocket expenses of the Arranger and the Agent (without duplication) associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement and the other documentation contemplated hereby and thereby
                  (including but not limited to the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Facilities are to be paid by the Borrower.

                  The Borrower will indemnify the Arranger, the Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Arranger, the Agent and such other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Arranger, the Agent or any such other Lender is a party thereto) that relate to the proposed transactions, including the financing contemplated hereby, the Merger or any transactions connected therewith, provided that
                                                           --------
                  none of the Arranger, the Agent or any such other Lender will be indemnified for its gross negligence or willful misconduct or disputes among Lenders and/or their transferees.

Governing Law     New York.
and Forum


                                    10-8

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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================


ANNEX I
Interest Rates    The interest rates under the Facilities will be, at the
                  option of the Borrower, as follows:

                  Revolving Facility and Tranche A Facility
                  -----------------------------------------

                  Adjusted LIBOR plus 2.50% or ABR plus 1.50%

                  Tranche B Facility
                  ------------------

                  Adjusted LIBOR plus 3.00% or ABR plus 2.00%

                  Tranche C Facility
                  ------------------

                  Adjusted LIBOR plus 3.50% or ABR plus 2.50%

                  Tranche D Facility
                  ------------------

                  Adjusted LIBOR plus 4.00% or ABR plus 3.00%

                  The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, in the case of the Revolving Facility and Tranche A Facility, 9 or 12 months, to the extent available from all the Lenders under the relevant Facility) for Adjusted LIBOR borrowings.

                  Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be.

                  ABR is the Alternate Base Rate, which is the highest of Chemical's Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1% and the Base CD Rate plus 1%.

                  Adjusted LIBOR and the Base CD Rate will at all times include statutory reserves to the extent actually incurred (and, in the case of the Base CD Rate, FDIC assessment rates).

Letter of
Credit
Fees A fee (which fee shall include any fronting fee payable to the Fronting Bank) equal to a rate per annum equal to the margin for Adjusted LIBOR loans under the Revolving Facility on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 365-day year. Such fees will be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment.



                                    10-9

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CONFIDENTIAL                                                       BRUNO'S, INC.
================================================================================

Commitment
Fees 1/2 of 1% per annum on the undrawn portion of the commitments in respect of the Facilities, in each case commencing to accrue with respect to each Lender's commitment upon the acceptance of such Lender's commitment, payable on the Closing Date and quarterly in arrears after the Closing Date.

                  The commitment fees will at all times be calculated based on the actual number of days elapsed over a 365-day year.

Reductions in
Commitment Fees
and Interest
Rates The Credit Agreement will contain provisions under which commitment fees and interest rates under the Revolving Facility and Tranche A Facility (but not the Tranche B Facility, Tranche C Facility or Tranche D Facility) will be reduced in increments to be agreed upon based on performance goals to be agreed upon.



                                   10-10